Exhibit 8.1

Form of Opinion

[Bybel Rutledge LLP Letterhead]

September     , 2013

Board of Directors

Peoples Financial Services Corp.

82 Franklin Avenue

Hallstead, PA 18822

Re:	Merger of Peoples Financial Services Corp. and Penseco Financial Services Corporation
Our File No. 185-023

Dear Members of the Board:

You have requested our opinion in connection with the transaction contemplated by the Agreement and Plan of Merger dated June 28, 2013, as amended by Amendment No. 1 dated September 17, 2013 (the “Agreement”) by and between Peoples Financial Services Corp. (“Peoples”) and Penseco Financial Services Corporation (“Penseco”) pursuant to which Penseco will merge with and into Peoples (the “Merger”). At the Effective Time of the Merger as defined in the Agreement, each share of Penseco Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Peoples Common Stock as provided in Section 1.02(g) of the Agreement. No fractional shares of Peoples Common Stock will be issued in this transaction. In lieu thereof, shareholders of Penseco will, to the extent relevant, receive cash in an amount determined pursuant to Section 1.02(g) of the Agreement. All shares of Penseco Common Stock owned by Peoples or Penseco and any of their subsidiaries at the Effective Time will be canceled, and no shares of Peoples Common Stock or other property will be delivered in exchange therefor.

This opinion is furnished pursuant to the requirements of Section 5.01(g) of the Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement and its exhibits.

In connection with providing our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: the Agreement and the exhibits and schedules thereto; the Officers’ Certificates of Peoples and Penseco, each dated as of the date hereof; and other documents that we deem necessary or appropriate for the individual opinions set forth below. We have assumed that the Merger will be consummated as provided for and under the terms of the Agreement as of the date hereof. In our examination, we have assumed the genuineness of and authorization of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the latter documents. As to any facts

Board of Directors of Peoples Financial Services Corp.

September     , 2013

material to this opinion that we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of Peoples and Penseco, including certain written representations of the managements of each of Peoples and Penseco. The opinions we express are conditioned on the initial and continuing accuracy of the facts, information and representations contained in the aforesaid documents or otherwise referred to above.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.	original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.	any factual representation or statement made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all factual statements and representations, whether or not qualified, are true and will remain true through the closing of the Merger and thereafter where relevant;

3.	the Merger will be consummated pursuant to the Agreement which shall remain in full force and effect without amendment thereto;

4.	at all relevant times prior to and through the Effective Time: (i) Peoples has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Peoples does not have a plan or intention, directly or through a related party, to acquire any Peoples common stock issued in the Merger other than pursuant to an open market broker facilitated share repurchase program described in Revenue Ruling 99-58; and

5.	at all relevant times prior to and through the Effective Time: (i) Penseco has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a “reorganization” under Section 368(a) of the Code; (ii) no outstanding indebtedness of Penseco has represented or will represent equity for tax purposes; (iii) no outstanding equity of Penseco has represented or will represent indebtedness for tax purposes; and (iv) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Penseco common stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

Board of Directors of Peoples Financial Services Corp.

September     , 2013

We are expressing our opinion only as to matters expressly addressed herein as of the date hereof. We are not expressing any opinion as to any other matters, or any other aspects of the transactions contemplated by this letter, whether discussed herein or not. No opinion should be inferred as to any other matters, including without limitation, any other U.S. federal income tax issues with respect to the Merger or any related transactions or any state, local or foreign tax treatment of the Merger or any related transactions.

In preparing our opinion, we have considered applicable provisions of the Internal Revenue Code (“Code”), Treasury regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service (“IRS”) and other authorities that we deem relevant, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of the changes and could significantly modify one or more of the opinions expressed below. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application of the United States federal income tax laws.

As you are aware, no ruling has been or will be requested from the IRS concerning the United States federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinions set forth below represent our conclusion regarding the application of existing United States federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached, waived, or ineffective), one or more of the opinions contained herein could be inapplicable, in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that we can give no assurance that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise or disagree with the opinion.

Based solely upon and subject to the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present United States federal income tax law:

(i)	the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

(ii)	Penseco and Peoples will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

We express no opinion as to the United States federal income tax consequences of the Merger to Penseco, individual shareholders of Peoples or Penseco, or individual shareholders of Peoples or Penseco subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons who hold shares of Peoples or Penseco Common Stock in qualified retirement plans or programs, persons who acquired their shares of Peoples or Penseco Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold shares of Peoples or Penseco Common Stock as part of a hedge, straddle, conversion or constructive sale transaction) or with respect to the conversion of convertible

Board of Directors of Peoples Financial Services Corp.

September     , 2013

securities. In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws, or under federal tax laws other than those pertaining to the federal income tax. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation that may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this opinion letter in any manner to reflect any facts or circumstances that hereafter may come to our attention.

This opinion is dependent upon the accuracy and completeness of the facts and assumptions referenced above, including but not limited to the Officers’ Certificates of Peoples and Penseco. We have relied upon those facts and assumptions without any independent investigation or verification of their accuracy or completeness. Any inaccuracy or incompleteness in our understanding of the facts and assumptions could adversely affect the opinion expressed in this letter.

The opinion expressed herein has been issued solely in connection with the Registration Statement contemplated by the Agreement, and may not be (a) utilized or relied upon for any other purpose or (b) utilized, relied upon, quoted, distributed or discussed, without, in each instance, the prior written consent of a partner of this Firm; provided, however, we do hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Bybel Rutledge LLP in the prospectus constituting a part of the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences,” and “Legal Matters” without admitting that we are “experts” within the meaning of the Securities Act or 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. The opinion expressed herein is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied, or is to be inferred beyond the matters expressly stated herein. This opinion letter is not a guarantee and should not be construed or relied on as such.

Very truly yours,

Bybel Rutledge LLP